Exhibit 99.1

Rentech Completes the Sale of Petroleum Mud Logging, LLC

Sale Continues Company’s Strategy to Focus on Commercialization of Its
Clean Synthetic Fuels Technology

          LOS ANGELES, Nov. 16 /PRNewswire-FirstCall/ -- Rentech, Inc. (Amex: RTK) announced today that it has completed the sale of its wholly owned subsidiary Petroleum Mud Logging (PML) located in Oklahoma City, Oklahoma to privately held PML Exploration Services, LLC, a non-public entity, for approximately $5.4 million in cash.  Rentech acquired PML, a provider of well logging services to the oil and gas industry, in 1999.

          “The sale of PML completes Rentech’s divestiture of its non-core subsidiaries, as the Company focuses its efforts and resources on its long-term business plan to commercialize Rentech’s technology to produce clean synthetic fuels,” stated Claude C. Corkadel III, vice president of strategic programs for Rentech.

          “Jimmie Fletcher, president of PML, and all of the employees there are an outstanding team.  Their contributions at Rentech were appreciated, and they have done a very good job growing their oil field service business.  We wish Jimmie and all the employees of PML the very best now and in the future,” continued Mr. Corkadel.

          Rentech intends to use the proceeds from the sale for general corporate purposes, including the advancement of its domestic clean fuels commercialization activities in East Dubuque, Illinois and Natchez, Mississippi, as well as its joint development efforts with Peabody Coal and other potential domestic projects under review.

          About Rentech, Inc.

          Rentech, Inc., a Colorado corporation formed in 1981, offers energy independence solutions utilizing American resources to economically produce ultra-clean synthetic fuels.  To execute this strategy, it utilizes its patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, coal and other solid or liquid carbon-bearing materials into clean burning, ultra-low-sulfur and ultra-low-aromatic synthetic fuels.

          Safe Harbor

          This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 such as the potential for expedited and expanded use of the Rentech’s technology.  These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com.  Factors that could affect Rentech include, but are not limited to, market conditions demand for Rentech’s technologies and fuels; the commercial success of Rentech’s and its licensees’ projects, none of which are currently operating; the impact of competitors and their licensees, many of whom have significantly more resources than Rentech or its licensees; Rentech’s and its licensees ability to secure agreements with potential developers or investors and our and their ability to obtain financing necessary to execute on planned projects; a decision by development parties to move forward with a specific commercial project that would license and utilize the Rentech Process technology; the timing for completion and operation of Rentech’s and its licensees’ projects; the performance of Rentech’s and its licensees’ technologies and products; and the risk factors detailed from time to time in the company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  Any forward-looking statements are current only as of the date made, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

          For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.

SOURCE  Rentech, Inc.
          -0-                                        11/16/2006
          /CONTACT: Mark Koenig, Director of Investor Relations of Rentech, Inc., +1-303-298-8008, ext. 116, mkir@rentk.com; or Kevin Theiss of CEOcast, Inc., +1-212-732-4300, ktheiss@ceocast.com, for Rentech, Inc./
          /Web site:  http://www.rentechinc.com /